 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion by reference in this Registration Statement on Form S-3 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 16, 2021, relating to the audit of the financial statements of BioSolar, Inc., appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020 and to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

March 16, 2021